EARTHLINK SHARED SERVICES, LLC
2014 SHORT-TERM INCENTIVE BONUS PLAN

THIS 2014 SHORT-TERM INCENTIVE BONUS PLAN (this “Plan”) of EarthLink Shared Services, LLC, a Delaware limited liability company (the “Company”), for the benefit of the eligible employees described herein, is adopted as of the 17th day of February 2014. This Plan replaces and supersedes the terms of the EarthLink Shared Services, LLC 2013 Short-Term Incentive Bonus Plan (the “2013 Plan”) as in effect prior to the adoption of this Plan.

WITNESSETH:

WHEREAS, the Board of Directors of the Company has approved the Plan as set forth herein.

NOW, THEREFORE, the Company hereby establishes the Plan as set forth below.
1.STATEMENT OF PURPOSE
1.1    Statement of Purpose. The purpose of the Plan is to encourage the creation of shareholder value by establishing a direct link between Adjusted EBITDA (as defined below), Total Free Cash Flow (as defined below), Revenue (as defined below) and other Corporate Performance Objectives (as defined below) achieved and the incentive compensation of Participants in the Plan.
Participants contribute to the success of EarthLink Holdings Corp (“Earthlink”) and its Affiliates (as defined below) through the application of their skills and experience in fulfilling the responsibilities associated with their positions. EarthLink and its Affiliates desire to benefit from the contributions of the Participants and to provide an incentive bonus plan that encourages the sustained creation of shareholder value.
2.    DEFINITIONS
2.1    Definitions. Capitalized terms used in the Plan shall have the following meanings:
“Adjusted EBITDA” means earnings (or losses) from continuing operations before interest income or expense and other, net, income taxes, depreciation and amortization, excluding stock-based compensation expense, gain (loss) on investments, net, impairment of goodwill and intangible assets, and restructuring, acquisition and integration-related costs of EarthLink and its Affiliates. The calculation of Adjusted EBITDA shall include any compensation expense attributable to the Bonus Awards to be paid under the Plan.
“Affiliate” means any entity that is part of a controlled group of corporations or is under common control with EarthLink within the meaning of Code Sections 1563(a), 414(b) or 414(c), except that, in making any such determination, fifty percent (50%) shall be substituted for eighty percent (80%) each place it appears under such Code Sections and related regulations.
“Bonus Award” means the sum of (a) the Participant’s Performance Bonus and (b) the Participant’s Discretionary Bonus, if any, for the Bonus Period.
“Bonus Period” means the period beginning January 1 and ending December 31 of the calendar year, in respect of which the Corporate Performance Objectives are measured and the Participants’ Bonus Awards, if any, are to be determined.
“Cause” has the same definition as under any employment or service agreement between the Employer and the Participant or, if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition, Cause means (i) the Participant’s willful and repeated failure to comply with the lawful directives of the Board of Directors of EarthLink or any of its Affiliates or any supervisory personnel of the Participant; (ii) any criminal act or act of dishonesty or willful misconduct by the Participant that has a material adverse effect on the property, operations, business or reputation of EarthLink or any of its Affiliates; (iii) the material breach by the Participant of the terms of any confidentiality, non-competition, non-solicitation or other such agreement that the Participant has with EarthLink or any of its Affiliates or (iv) acts by the Participant of willful malfeasance or gross negligence in a matter of material importance to EarthLink or any of its Affiliates.
“Change in Control” means the occurrence of any of the following events:
(a)    the accumulation in any number of related or unrelated transactions by any person of beneficial ownership (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) of the combined voting power of EarthLink’s voting stock; provided that, for purposes of this subsection (a), a Change in Control will not be deemed to have occurred if the accumulation of more than fifty percent (50%) of the voting power of EarthLink’s voting stock results from any acquisition of voting stock (i) directly from EarthLink that is approved by the Incumbent Board, (ii) by EarthLink, (ii) by any employee benefit plan (or related trust) sponsored or maintained by EarthLink or any of its Affiliates, or (iv) by any person pursuant to a merger, consolidation, or reorganization (a "Business Combination") that would not cause a Change in Control under clauses (i) and (ii) of subsection (b) below; or
(b)    consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the persons who are the beneficial owners of voting stock of EarthLink immediately prior to that Business Combination beneficially own, directly or indirectly, at least fifty percent (50%) of the then outstanding shares of common stock and at least fifty percent (50%) of the combined voting power of the then outstanding voting stock entitled to vote generally in the election of directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns EarthLink or all or substantially all of EarthLink’s assets either directly or through one or more subsidiaries), in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the voting stock of EarthLink, and (ii) at least sixty percent (60%) of the members of the Board of Directors of the entity resulting from that Business Combination holding at least sixty percent (60%) of the voting power of such Board of Directors were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for that Business Combination and, as a result of or in connection with such Business Combination, no person has the right to dilute either such percentages by appointing additional members to the Board of Directors or otherwise without election or action by the shareholders; or
(c)    a sale or other disposition of all or substantially all the assets of EarthLink, except pursuant to a Business Combination that would not cause a Change in Control under clauses (i) and (ii) of subsection (b) above, or
(d)    approval by the shareholders of EarthLink of a complete liquidation or dissolution of EarthLink, except pursuant to a Business Combination that would not cause a Change in Control under clauses (i) and (ii) of subsection (b) above; or
(e)    the acquisition by any person, directly or indirectly, of the power to direct or cause the direction of the management and policies of EarthLink (i) through the ownership of securities which provide the holder with such power, excluding voting rights attendant with such securities, or (ii) by contract; provided the Change in Control will not be deemed to have occurred if such power was acquired (x) directly from EarthLink in a transaction approved by the Incumbent Board, (y) by any employee benefit plan (or related trust) sponsored or maintained by EarthLink or any of its Affiliates or (z) by any person pursuant to a Business Combination that would not cause a Change in Control under clauses (i) and (ii) of subsection (b) above.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Leadership and Compensation Committee of the Board of Directors of EarthLink which will administer the Plan.
“Compensation” means the Participant’s actual wages earned during the Bonus Period, excluding incentive payments, salary continuation, bonuses, income from equity awards, stock options, restricted stock, restricted stock units, deferred compensation, commissions, and any other forms of compensation over and above the Participant’s actual wages earned during the Bonus Period.
“Corporate Performance Objectives” means Adjusted EBITDA, Total Free Cash Flow and Revenue, in such amounts as the Committee shall determine in its sole discretion for the Bonus Period that must be achieved for the Participant’s Performance Bonus Multiplier for the Bonus Period to be greater than zero (0). Notwithstanding the foregoing, the Committee may establish Corporate Performance Objectives based upon any of the business criteria with respect to which Awards (as defined therein) that are intended to constitute qualified performance-based compensation under EarthLink’s 2011 Equity and Cash Incentive Plan may be based. The Committee shall adjust the Corporate Performance Objectives as the Committee in its sole discretion may determine is appropriate in the event of unbudgeted acquisitions or divestitures or other unexpected fundamental changes in the business of EarthLink, any business unit or any product that is material taken as a whole to fairly and equitably determine the Bonus Awards and to prevent any inappropriate enlargement or dilution of the Bonus Awards. In that respect, the Corporate Performance Objectives may be adjusted to reflect, by way of example and not of limitation, (i) unanticipated asset write-downs or impairment charges, (ii) litigation or claim judgments or settlements thereof, (iii) changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) accruals for reorganization or restructuring programs, or extraordinary non-reoccurring items as described in Accounting Principles Board Opinion No. 30 or as described in management’s discussion and analysis of the financial condition and results of operations appearing in EarthLink’s Annual Report on Form 10-K for the applicable year, (v) acquisitions or dispositions or (vi) foreign exchange gains or losses. To the extent any such adjustments affect any Bonus Award, the intent is that the adjustments shall be in a form that allows the Bonus Award to continue to meet the requirements of Section 162(m) of the Code for deductibility to the extent intended to constitute qualified performance-based compensation.
“Disability” has the same definition as under any employment or service agreement between the Employer and the Participant or, if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition, Disability means where the Participant is “disabled” or has incurred a “disability” in accordance with the policies of the Employer that employs the Participant in effect at the applicable time.
“Discretionary Bonus” means the Participant’s Maximum Potential Discretionary Bonus or such lesser amount as the Committee in its sole discretion may determine based upon the Committee’s assessment of the Participant’s desired individual performance for the Bonus Period and any reductions pursuant to Section 5.2(e).
“Distribution” means the payment of the Bonus Award under the Plan.
“Distribution Date” means the date on which the Distribution occurs.
“Effective Date” means January 1, 2014.
“Employee” means a common law employee of an Employer who is classified as “exempt” on the Employer’s payroll, personnel or tax records. A common law employee of an Employer only includes an individual who renders personal services to the Employer and who, in accordance with the established payroll, accounting and personnel policies of the Employer, is characterized by the Employer as an “exempt” common law employee. An Employee does not include (i) any person whom the Employer has identified on its payroll, personnel or tax records as an independent contractor or (ii) any person who has acknowledged in writing to the Employer that such person is an independent contractor, whether or not in case of both (i) and (ii) a court, the Internal Revenue Service or any other authority ultimately determines such classification to be correct or incorrect as a matter of law or (iii) any person who is classified other than as “exempt” on the Employer’s payroll, personnel or tax records.
“Employer” means EarthLink, the Company and any Affiliate of EarthLink who employs one or more Employees.
“Free Cash Flow” means Adjusted EBITDA less cash used for purchases of property and equipment and less acquisition, restructuring and integration-related costs.
“Incumbent Board” means a Board of Directors of EarthLink at least a majority of whom consist of individuals who either are (a) members of EarthLink’s Board of Directors as of the Effective Date of the adoption of this Plan or (b) members who become members of EarthLink’s Board of Directors subsequent to the date of the adoption of this Plan whose election, or nomination for election by EarthLink’s shareholders, was approved by a vote of at least sixty percent (60%) of the directors then comprising the Incumbent Board (either by specific vote or by approval of a proxy statement of EarthLink in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Securities Exchange Act of 1934, as amended) with respect to the election or removal of directors or other action or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of EarthLink.
“Management” means the Employees or Participants, as applicable, who are the executive officers of EarthLink, the Company or any other Affiliate of EarthLink, individually or as a group, as designated by the Board of Directors of EarthLink.
“Maximum Bonus Award” means the maximum Bonus Award, denoted as a dollar amount, which can be earned and paid to the Participant for the Bonus Period as established by the Committee.
“Maximum Potential Discretionary Bonus” means the dollar amount which results from multiplying the Participant’s Compensation for the Bonus Period by the product of (a) the Participant’s Target Bonus Percent, (b) the Participant’s Performance Bonus Multiplier and (c) forty percent (40%).
“Participant” means an Employee of an Employer who is selected to participate in the Plan.
“Performance Bonus” means the dollar amount which results from multiplying the Participant’s Compensation for the Bonus Period by the product of (a) the Participant’s Performance Target Bonus Percent, (b) the Participant’s Performance Bonus Multiplier and (c) eighty percent (80%).
“Performance Bonus Multiplier” means either (i) zero (0) or (ii) the percentage from fifty percent (50%) to two hundred percent (200%) that applies to determine the Participant’s Bonus Award for the Bonus Period. The Committee shall establish the Performance Bonus Multipliers that relate to the levels of Corporate Performance Objectives that must be achieved during the Bonus Period to calculate the Participant’s Bonus Award.
“Performance Target Bonus Percent” means the percent of the Participant’s Compensation that will be earned as a Performance Bonus (using one hundred percent (100%) in lieu of eighty percent (80%)) where the Corporate Performance Objectives that are achieved for the Bonus Period result in a Performance Bonus Multiplier of one hundred percent (100%). The Performance Target Bonus Percent for each Participant shall be established consistent with the Participant’s position in the Employer’s compensation structure.
“Plan” means this EarthLink Shared Services, LLC 2014 Short-Term Incentive Bonus Plan, in its current form and as it may be hereafter amended.
“Revenue” means gross revenue from operations of EarthLink and its Affiliates.
“Target Potential Discretionary Bonus” means the dollar amount which results from calculating the Participant’s Maximum Potential Discretionary Bonus using twenty percent (20%) in lieu of the forty percent (40%).
3.    ADMINISTRATION OF THE PLAN
3.1    Administration of the Plan. The Committee shall be the sole administrator of the Plan and shall have full authority to formulate adjustments and make interpretations under the Plan as it deems appropriate. The Committee shall also be empowered to make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the Plan. Any decision or interpretation of any provision of this Plan adopted by the Committee shall be final and conclusive. Benefits under this Plan shall be paid only if the Committee determines, in its sole discretion, that the Participant or Beneficiary is entitled to them. None of the members of the Committee shall be liable for any act done or not done in good faith with respect to this Plan. The Company shall bear all expenses of administering this Plan.
4.    ELIGIBILITY
4.1    Establishing Participation. Each Employee whose position in the Employer’s compensation structure entitles him or her to participate in the Plan shall participate in the Plan for the applicable Bonus Period except that (a) the Committee must approve the members of Management, if any, who shall be entitled to participate in the Plan for the Bonus Period and (b) no Employee who is eligible for commission or incentive-based compensation (in lieu of wages or base salary) shall be eligible to participate in the Plan. The Committee shall retain the discretion to name as a Participant any otherwise-eligible member of Management hired or promoted after the commencement of the Bonus Period.
5.    AMOUNT OF BONUS AWARDS
5.1    Establishment of Bonuses.
(a)    Initial Determinations. The Committee shall establish generally for each Participant the Performance Target Bonus Percent and the Performance Bonus Multiplier that will apply with respect to the designated levels of achievement of the Corporate Performance Objectives for the Bonus Period. The Performance Bonus Multiplier for each Participant will be based on the achievement of such Corporate Performance Objectives as the Committee shall designate, which may include the achievement of one or more Corporate Performance Objectives or any combination of Corporate Performance Objectives as the Committee may select.
(b)    Corporate Performance Objectives. The Committee shall establish the Corporate Performance Objectives that must be achieved to determine each Participant’s Performance Bonus Multiplier for the Bonus Period. To the extent the Corporate Performance Objectives are not achieved, the Performance Bonus Multiplier shall be zero (0). The Corporate Performance Objectives to be achieved must take into account and be calculated with respect to the full accrual and payment of the Bonus Awards under the Plan.
The Corporate Performance Objectives must be established in writing no later than the earlier of (i) ninety (90) days after the beginning the period of service to which they relate and (ii) before the lapse of twenty-five percent (25%) of the period of service to which they relate; they must be uncertain of achievement at the time they are established; and the achievement of the Corporate Performance Objectives must be determinable by a third party with knowledge of the relevant facts. The Corporate Performance Objectives may be stated with respect to EarthLink’s, an Affiliate’s, a product’s, and/or a business unit’s Adjusted EBITDA, Total Free Cash Flow, Revenue or other Corporate Performance Objectives and/or any combination of the foregoing as the Committee may designate. The Corporate Performance Objectives may, but need not, be based upon an increase or positive result under the aforementioned business criteria and could include, for example and not by way of limitation, maintaining the status quo or limiting the economic losses (measured, in each case, by reference to the specific business criteria). The Corporate Performance Objectives may not include solely the mere continued employment of the Participant. However, Bonus Awards may become payable contingent on the Participant’s continued employment at the time the Bonus Award becomes payable, in addition to the Corporate Performance Objectives described above.
(c)    Individual Performance Levels. The Committee shall establish the individual performance levels that must be achieved to determine each Participant’s Discretionary Bonus for the Bonus Period. The individual performance levels may be established at the same time as the Committee establishes the Corporate Performance Objectives or any other time during the Bonus Period or the Committee may determine each Participant’s Discretionary Bonus after review of the Participant’s individual performance level for the Bonus Period.
5.2    Calculation of Bonus Awards.
(a)    Timing of the Calculation. The calculations necessary to determine the Bonus Awards for the Bonus Period shall be made no later than the fifteenth day of the third month following the end of the Bonus Period for which the Bonus Awards are to be calculated. Such calculation shall be carried out in accordance with this Section 5.2.
(b)    Calculation. Following the end of the Bonus Period, each Participant’s Performance Bonus, if any, shall be calculated, as the Committee in its sole discretion may determine. Following the end of the Bonus Period, each Participant’s Discretionary Bonus, if any, also shall be calculated, and the Participant’s Discretionary Bonus for the Bonus Period shall be either the Participant’s Maximum Potential Discretionary Bonus or such lesser amount as the Committee in its sole discretion may determine as set forth in Section 5.2(d) and (e) below. Notwithstanding any other provision of the Plan, the Participant’s Bonus Award may not exceed the Participant’s Maximum Bonus Award.
(c)    Written Determination. For purposes of the Bonus Awards, the Committee shall certify in writing whether the Corporate Performance Objectives have been achieved. The Bonus Awards payable under this Plan are intended to constitute Awards (as defined therein) under EarthLink’s 2011 Equity and Cash Incentive Plan or under any other plan under which Bonus Awards may be paid (as the Committee shall designate), to the maximum extent possible. Accordingly, the Bonus Awards hereunder also will be subject to the terms of EarthLink’s 2011 Equity and Cash Incentive Plan or such other plan, to the extent applicable. Any Bonus Awards or portions thereof that do not constitute Awards (as defined therein) under EarthLink’s 2011 Equity and Cash Incentive Plan or such other plan shall be deemed separate Bonus Awards that are granted under this Plan but outside of EarthLink’s 2011 Equity and Cash Incentive Plan or any other such plan.
(d)    Negative Discretion. Notwithstanding any other provision of the Plan, the Participant’s Maximum Potential Discretionary Bonus may be reduced, but not below zero (0), if the Participant’s individual performance for the Bonus Period falls below that expected of such Participant. Management may determine, for Participants who are not Management Participants, if any such Participant’s Maximum Potential Discretionary Bonus should be reduced based upon Management’s assessment of the Participant’s individual performance for the Bonus Period. The Committee shall determine in its discretion whether any Maximum Potential Discretionary Bonus for any Management Participant should be reduced based upon the Committee’s assessment of the Management Participant’s individual performance for the Bonus Period. Any reduction of a Participant’s Maximum Potential Discretionary Bonus under this Section 5.2(d) shall be at the sole and absolute discretion of the Committee.
(e)    Mandatory Reduction of Maximum Potential Discretionary Bonuses. Notwithstanding any other provision of the Plan, in no event will the sum of all Discretionary Bonuses to be paid under the Plan for the Bonus Period exceed the sum of all Participants’ Target Potential Discretionary Bonuses that could be paid under the Plan for the Bonus Period. So, it is expected that some or all Participants’ Maximum Potential Discretionary Bonuses will be reduced as necessary in order to satisfy the foregoing limitation. To the extent one or more Participants are to receive a Discretionary Bonus that exceeds the sum of such Participants’ Target Potential Discretionary Bonuses, one or more other Participants will have to receive Discretionary Bonuses that are less than the sum of such Participants’ Target Potential Discretionary Bonuses by the same aggregate amount. If the total of all Discretionary Bonuses to be paid under the Plan for the Bonus Period, after reductions by the Committee, still exceed the sum of all Participant’s Target Potential Discretionary Bonuses for the Bonus Period, all Discretionary Bonuses will be reduced, pro rata, but not below zero (0), as necessary to satisfy such limitation.
6.    PAYMENT OF AWARDS
6.1    Eligibility for Payment. Except as otherwise set forth in Sections 7.1 and 8.1 of this Plan, Bonus Awards shall not be paid to any Participant who is not employed by an Employer on the date the Distribution is to be made, and a Participant who terminates employment with all Employers shall not be eligible to receive any Distribution for (i) the Bonus Period that includes such termination of employment, (ii) any prior Bonus Period to the extent not paid before such termination of employment nor (iii) any future Bonus Periods.
6.2    Timing of Payment. Any Distribution to be paid for a Bonus Period shall be paid no later than the 15th day of the third month following the end of the Bonus Period.
6.3    Payment of Award. The amount of the Bonus Award to be paid pursuant to this Section 6 to a Participant who is employed by the Company shall be paid in one lump sum cash payment by the Employer.
6.4    Taxes; Withholding. To the extent required by law, the Employer shall withhold from all Distributions made hereunder any amount required to be withheld by Federal and state or local government or other applicable laws. Each Participant shall be responsible for satisfying in cash or cash equivalent acceptable to the Committee any income and employment tax withholdings applicable to any Distribution to the Participant under the Plan.
7.    CHANGE IN CONTROL
7.1    Payment after a Change in Control. If at any time after a Change in Control occurs the Participant’s employment with all Employers is terminated by an Employer for any reason other than Cause, death or Disability, then, the Participant shall be entitled to receive for the Bonus Period that includes the date of the Participant’s termination of employment the Bonus Award that would result based on actual business results for the entire Bonus Period taking into account the Corporate Performance Objectives achieved during the Bonus Period, calculated on the same basis as other similarly-situated Participants, and assuming for each Management Participant a Discretionary Bonus of no less than the Participant’s Target Potential Discretionary Bonus, or such greater or lesser percent if established prior to the Change in Control, except that the Bonus Award for that Bonus Period shall be based solely upon the Participant’s Compensation for that Bonus Period through the time of termination of employment; provided, however, that Participant shall only be entitled to receive such Bonus Award for the Bonus Period that includes the date of the Participant’s termination of employment if the Participant’s termination of employment occurs after the first calendar quarter of the Bonus Period and prior to payment of the Bonus Award for the Bonus Period in which the Participant’s employment is so terminated. Each Participant described above also shall be entitled to receive any Bonus Award payable for any Bonus Period that ended before the termination of the Participant’s employment on the same basis as the Bonus Award for the Bonus Period that includes the date of the Participant’s termination of employment. Such Bonus Awards shall be paid at the normal time of the bonus payout as if the Participant had remained employed but in no event later than the 15th day of the third month following the end of the Bonus Period. If at any time after a Change in Control occurs the Participant’s employment with all Employers is terminated by an Employer for any reason other than Cause, death or Disability, the Participant shall not be entitled to receive a Bonus Award for the Bonus Period that includes the date of the Participant’s termination of employment if the Participant’s termination of employment occurs during the first calendar quarter of the Bonus Period.
8.    TERMINATION OF EMPLOYMENT
8.1    Payment after Termination of Employment. If before a Change in Control occurs the Participant’s employment with all Employers is terminated by an Employer, such that the Participant is entitled to receive benefits under any severance plan maintained by an Employer, or pursuant to any agreement between the Employer and the Participant, then, if the Participant’s employment is terminated by an Employer after the first calendar quarter of the Bonus Period and prior to payment of the Bonus Award for the Bonus Period in which the Participant’s employment is terminated, the Participant shall be entitled to receive for the Bonus Period that includes the date of the Participant’s termination of employment the Bonus Award that would result based on actual business results for the entire Bonus Period, taking into account the Corporate Performance Objectives achieved during the Bonus Period, and actual individual performance levels achieved for the entire Bonus Period, calculated on the same basis as other similarly-situated Participants, except that the Bonus Award for that Bonus Period shall be based solely upon the Participant’s Compensation for that Bonus Period through the time of termination of employment. Each Participant described above also shall be entitled to receive any Bonus Award payable for any Bonus Period that ended before the termination of the Participant’s employment. Such Bonus Awards shall be paid at the normal time of the bonus payout as if the Participant had remained employed but in no event later than the 15th day of the third month following the end of the Bonus Period. If before a Change in Control occurs the Participant’s employment with all Employers is terminated by an Employer, such that the Participant is entitled to receive benefits under any severance plan maintained by an Employer, if the Participant’s employment is terminated by an Employer during the first calendar quarter of the Bonus Period, the Participant shall not be entitled to receive any Bonus Award for the Bonus Period that includes the date of the Participant’s termination of employment.
9.    MISCELLANEOUS
9.1    Unsecured General Creditor. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests, or other claim in any property or assets of the Employer. Any and all assets shall remain general, unpledged, unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay cash or shares of Common Stock in the future, and there shall be no obligation to establish any fund, any security or any other restricted asset in order to provide for the payment of amounts under the Plan.
9.2    Obligations to the Employer. If a Participant becomes entitled to a Distribution under the Plan, and, if, at the time of the Distribution, such Participant has outstanding any debt, obligation or other liability representing an amount owed to any Employer, then the Employer may offset such amounts owing to it or any other Employer against the amount of any Distribution. Such determination shall be made by the Committee. Any election by the Committee not to reduce any Distribution payable to a Participant shall not constitute a waiver of any claim for any outstanding debt, obligation, or other liability representing an amount owed to the Employer.
9.3    Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of a Distribution, prior to actual Distribution, shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall it be transferable by operation of law in the event of the Participant’s or any other persons bankruptcy or insolvency, except as set forth in Section 9.2 above.
9.4    Employment or Future Pay or Compensation Not Guaranteed. Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant or any former Participant any right to be retained in the employ of an Employer or receive or continue to receive any rate of pay or other compensation, nor shall it interfere in any way with the right of an Employer to terminate the Participant’s employment at any time without assigning a reason therefore.
9.5    Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
9.6    Captions. The captions to the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
9.7    Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Georgia.
9.8    Validity. In the event any provision of the Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.
9.9    Notice. Any notice or filing required or permitted to be given to the Committee shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of EarthLink, directed to the attention of the President and CEO of EarthLink. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
9.10    Compliance. No Distribution shall be made hereunder except in compliance with all applicable laws and regulations (including, without limitation, withholding tax requirements), any listing agreement with any stock exchange to which EarthLink is a party, and the rules of all domestic stock exchanges on which EarthLink’s shares of capital stock may be listed. The Committee shall have the right to rely on an opinion of its or EarthLink’s counsel as to such compliance. No Distribution shall be made hereunder unless the Employer has obtained such consent or approval as the Employer may deem advisable from regulatory bodies having jurisdiction over such matters.
9.11    No Duplicate Payments. The Distributions payable under the Plan are the maximum to which the Participant is entitled in connection with the Plan. To the extent the Participant and the Employer are parties to any other agreements or arrangements relating to the Participant’s employment that provide for payments of any bonuses under this Plan on termination of employment, this Plan shall be construed and interpreted so that the Bonus Awards and Distributions payable under the Plan are only paid once; it being the intent of this Plan not to provide the Participant any duplicative payments of Bonus Awards. To the extent a Participant is entitled to a bonus payment calculated under this Plan under any other agreement or arrangement that would constitute a duplicative payment of the Bonus Award or Distribution; to the extent of that duplication, no Bonus Award or Distribution will be payable hereunder.
9.12    Confidentiality. The terms and conditions of this Plan and the Participant’s participation hereunder shall remain strictly confidential. The Participant may not discuss or disclose any terms of this Plan or its benefits with anyone except for Participant’s attorneys, accountants and immediate family members who shall be instructed to maintain the confidentiality agreed to under this Plan, except as may be required by law.
9.13    Temporary Leaves of Absence. The Committee in its sole discretion may decide to what extent leaves of absence for government or military service, illness, temporary disability or other reasons shall, or shall not be, deemed an interruption or termination of employment.
9.14    Clawback Provision. Notwithstanding any other provision of the Plan, the Participant shall reimburse or return to the Employer the gross aggregate amount of any cash Distribution that the Participant previously received under the Plan, to the extent required under applicable law or any clawback or compensation recoupment policy that the Employer may adopt as long as such requirement to reimburse or return is triggered by action of the Committee or the Board that is taken prior to a Change in Control.
10.    AMENDMENT AND TERMINATION OF THE PLAN
10.1    Amendment. Except as set forth in Section 10.3 below, the Committee in its sole discretion may at any time amend the Plan in whole or in part.
10.2    Termination of the Plan.
(a)    Employer’s Right to Terminate. Except as set forth in Section 10.3 below, the Committee may at any time terminate the Plan, if it determines in good faith that the continuation of the Plan is not in the best interest of EarthLink and its shareholders. No such termination of the Plan shall reduce any Distributions already made.
(b)    Payments upon Termination of the Plan. Upon the termination of the Plan under this Section, Awards for future Bonus Periods shall not be made. With respect to the Bonus Period in which such termination takes place, the Employer will pay to each Participant the Participant’s Bonus Award, if any, for such Bonus Period, less any applicable withholdings, only to the extent the Committee provides for any such payments on termination of the Plan (in which case all such payments will be made no later than the 15th day of the third month following the end of the Bonus Period that includes the effective date of termination of the Plan).
10.3    Amendment or Termination after a Change in Control. Notwithstanding any other provision of the Plan, the Committee may not amend or terminate the Plan in whole or in part, or change eligibility for participation in the Plan, on or after a Change in Control to the extent any such amendment or termination, or change in eligibility for participation in the Plan, would adversely affect the Participants’ rights hereunder or result in Bonus Awards not being paid consistent with the terms of the Plan in effect prior to such amendment or termination for the Bonus Period in which the amendment or termination of the Plan takes place and any prior Bonus Period, and assuming for each Management Participant a Discretionary Bonus of no less than the Participant’s Target Potential Discretionary Bonus, or such greater or lesser percent if established prior to the Change in Control, for any such Bonus Period.
11.    COMPLIANCE WITH SECTION 409A
11.1    Tax Compliance. This Plan is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith. The Committee may at any time amend, suspend or terminate this Plan, or any payments to be made hereunder, as necessary to be exempt from Section 409A of the Code. Notwithstanding the preceding, no Employer shall be liable to any Employee or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any Bonus Award or Distribution to be made under this Plan is subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Code. The Distributions under the Plan are intended to satisfy the exemption from Section 409A of the Code for “short-term deferrals.”
12.    CLAIMS PROCEDURES
12.1    Filing of Claim. If a Participant becomes entitled to a Bonus Award or a Distribution has otherwise become payable, and the Participant has not received the benefits to which the Participant believes he is entitled under such Bonus Award or Distribution, then the Participant must submit a written claim for such benefits to the Committee within ninety (90) days of the date the Bonus Award would have become payable (assuming the Participant is entitled to the Bonus Award) or the claim will be forever barred.
12.2    Appeal of Claim. If a claim of a Participant is wholly or partially denied, the Participant or his duly authorized representative may appeal the denial of the claim to the Committee. Such appeal must be made at any time within thirty (30) days after the Participant receives written notice from the Committee of the denial of the claim. In connection therewith, the Participant or his duly authorized representative may request a review of the denied claim, may review pertinent documents and may submit issues and comments in writing. Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of such request for review, shall furnish the Participant with a decision on review in writing, including the specific reasons for the decision, as well as specific references to the pertinent provisions of the Plan upon which the decision is based. Notwithstanding the foregoing, if the Committee has not rendered a decision on appeal within sixty (60) days after receipt of such request for review, the Participant’s appeal shall be deemed to have been denied upon the expiration of the sixty (60)-day review period.
12.3    Final Authority. The Committee has discretionary and final authority under the Plan to determine the validity of any claim. Accordingly, any decision the Committee makes on the Participant’s appeal shall be final and binding on all parties. If a Participant disagrees with the Committee’s final decision, the Participant may bring suit, but only after the claim on appeal has been denied or deemed denied. Any such lawsuit must be filed within ninety (90) days of the Committee’s denial (or deemed denial) of the Participant’s claim or the claim will be forever barred.
13.    COMPLIANCE WITH SECTION 162(M)
13.1    Section 162(m) Compliance. It is the intent of the Company that the Plan and any Bonus Awards payable under the Plan to Participants who are or may become persons whose compensation is subject to Section 162(m) of the Code and that are intended to constitute qualified performance-based compensation satisfy any applicable requirements of Section 162(m) of the Code to qualify as qualified performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent shall be disregarded or deemed to be amended to the extent necessary to conform to such requirements. Bonus Awards may only become payable if the applicable Corporate Performance Objectives are achieved. Any Bonus Award that is intended to constitute qualified performance-based compensation that is only nominally or partially contingent on achieving the Corporate Performance Objectives may not be awarded under the Plan. However, an Employer may pay a bonus, or other types of compensation, inside or outside the Plan, which may or may not be deductible. In no event, however, may any Management Participant be entitled to a Bonus Award under the Plan under two arrangements, where payment of the other bonus that is not intended to be qualified performance-based compensation is contingent upon the failure to meet the Corporate Performance Objectives upon which the Participant’s Bonus Award that is intended to constitute qualified performance-based compensation is based. The provisions of the Plan may be bifurcated by the Committee at any time, so that certain provisions of the Plan required in order to satisfy the requirements of Section 162(m) of the Code are only applicable to Participants whose compensation is subject to 162(m) of the Code.

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